MANUFACTURING AGREEMENT

This Manufacturing Agreement ("Agreement") is entered into this 9th day of Feb/2004 by and between the following parties;

1. Manufacturer: Canadian Phytopharmaceuticals Corp.

     Address:     Unit 3150-21331 Gordon Way
                  Richmond, BC
                  Canada V6W 1J9

2. Customer:      A E&E Health Superfranchise
                  A E&E Pharma Corporation (or its nominee)
    Address:      Suite 2300-1066 West Hastings Street
                  Vancouver, BC
                  Canada V6E 3X2

1.01 WORK LICENSE

Canadian Phytopharmaceuticals Corp. agrees to use reasonable commercial efforts to perform the work (hereinafter "Work") pursuant to Blanket Purchase Orders or changes thereto issued by A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) and accepted by Canadian Phytopharmaceuticals Corp. Canadian Phytopharmaceuticals Corp. acknowledges that time is of the essence in the performance of "Work".

Work shall mean to procure components, materials, equipment and other supplies and to manufacture, assemble, and test products (hereinafter "Products") pursuant to detailed written specifications for each such Product which are provided by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and accepted by Canadian Phytopharmaceuticals Corp. and to deliver such Products. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, process documentation, test specifications, current revision number, and approved vendor list (hereinafter "Specifications") as attached hereto.

Canadian Phytopharmaceuticals Corp. will keep restricted confidential terms and exclusive rights for A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee): any patents, trade secrets, and other intellectual properties which has been provided by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) to Canadian Phytopharm.aceuticals Corp.: which will be exclusively, and restricted confidential terms/rights/USE for A E&E Health Superfranchise---A E&E Pharma Corporation (or its

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nominee)'s BRANDING PRODUCTS OR/AND MANUFACTURING PRODUCTS, ETC., which shall not be used for any other company or branding products.

2.0 FORECASTS, ORDERS, MATERIAL PROCUREMENT

2.1 FORECASTS

See Addendum A

2.2. ORDERS

See Addendum A

The parties agree that the terms and conditions contained in this Agreement or Addendum A shall prevail over any terms and conditions of any Blanket Purchase Order, acknowledgment form or other instrument.

2.3 MATERIAL PROCUREMENT.

A E&E Health Superfranchise A E&E Pharma Corporation (or its nominee) accepted Blanket Purchase Orders will constitute authorization for Canadian Phytopharmaceuticals Corp. to procure, using standard purchasing practices, the components, materials and supplies necessary for the manufacture of Products ("Inventory") covered by such Blanket Purchase Orders.

See Addendum A

3.0 SHIPMENTS, SCHEDULE CHANGE, CANCELLATION

3.1 SHIPMENTS.

All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee)'s Specifications, marked for shipment to A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee)'s destination specified in the applicable Daily Release Order and delivered to a carrier or forwarding agent. Shipment will be F.O.B. Canadian Phytopharmaceuticals Corp.' facility at which time risk of loss and title will pass to A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee). All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products will be paid by A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee).

3.2 QUANTITY INCREASES AND SHIPMENT SCHEDULE CHANGES

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See Addendum A

3.3 CANCELLATION

A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) will not cancel any Daily Release Orders. For cancellation of Blank Purchase Orders, Canadian Phytopharmaceuticals Corp. will use reasonable commercial efforts to return unused inventory to its vendors and to cancel pending orders for such inventory. Canadian Phytopharmaceuticals Corp. will also use reasonable commercial efforts to sell any excess inventory caused by the cancellation through its distribution channel to minimize the loss. *

4.0 PRODUCT ACCEPTANCE AND WARRANTIES

4.1 PRODUCT ACCEPTANCE.

The Products delivered by Canadian Phytopharmaceuticals Corp. will be inspected and tested as required by A.E&E Health Superfranchise-A E&E Phama Corporation (or its nominee) within * of receipt. According to Health Canada Regulations or if products are found to be defective in material or workmanship, A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) has the right to reject such Products during said period by notifying Canadian Phytopharmaceuticals Corp. in writing at the address provided above, attention President. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) may return defective Products, freight collect, after obtaining a return material authorization number from Canadian Phytopharmaceuticals Corp. to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Canadian Phytopharmaceuticals Corp.' option, and returned freight pre-paid. If the Product is source inspected by A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) prior to shipment, A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) will inspect goods within * of its request date.

4.2 EXPRESS LIMITED WARRANTY.

Canadian Phytopharmaceuticals Corp. warrants that the Products will conform to A E&E Health Superfranchise A E&E Pharma Corporation (or its nominee)'s applicable Specifications and will be free from defects in workmanship for a period of * from the date of shipment. Canadian Phytopharmaceuticals Corp. shall warrant the materials to the same extent that the manufacturer warrants the materials to Canadian Phytopharmaceuticals Corp. This express limited warranty does not apply to (a) materials consigned or supplied by A E&E Health Superfranchise-A E&E Pharma Corporation (or its nominee) or Canadian Phytopharmaceuticals Corp.; (b) defects resulting from A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee)'s

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Specifications or the design of the Products; (c) any other defects not caused by Canadian Phytopharmaceuticals Corp.; or (d) Product that has been abused, damaged, altered or misused (not used as in accordance to the product specification) by any person or entity after title passes to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee). With respect to first articles, prototypes, pre-production units, test units or other similar Products, Canadian Phytopharmaceuticals Corp. makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, Canadian Phytopharmaceuticals Corp. assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and A E&E Health Superfranchise --- A E&E Pharma Corporation (or its .nominee) shall be liable for costs or expenses incurred by Canadian Phytopharmaceuticals Corp. related thereto. Upon any failure of a Product to comply with the above warranty, Canadian Phytopharmaceuticals Corp.' sole obligation, and A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee)'s sole remedy, is for Canadian Phytopharmaceuticals Corp., at its option, to promptly repair or replace such unit and return it to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) freight collect. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Canadian Phytopharmaceuticals Corp. to be displayed on the shipping container.

SEE ADDENDUM A

CANADIAN PHYTOPHARMACEUTICALS CORP. MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH A E&E Health Superfranchise --- A E&E Pharma Corporation (or its nominee), AND CANADIAN PHYTOPHARMACEUTICALS CORP. SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.0 PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

5.1 PRICE AND PAYMENT TERMS.

The price for Products to be manufactured will be set from time to time for reference purposes through Blanket Purchase Orders issued by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and accepted by Canadian Phytopharmaceuticals Corp. The actual sale price of all Products shall be established through Daily Release Orders provided by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and accepted by Canadian Phytopharmaceuticals Corp. All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall be responsible for all such items. Payment for any Products, services or other prior agreed costs to be paid by A E&E Health Superfranchise---A E&E Pharma

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Corporation (or its nominee) hereunder is due in from the date of invoice, unless otherwise stated, and shall be made in. lawful Canadian or U.S. currency.

SEE ADDENDUM A

6.1 TERM.

The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 or 10.9. After the expiration of the initial term hereunder (unless this Agreement has been terminated) this Agreement shall be automatically renewed for separate but successive one-year terms. This agreement shall be renewable each consecutive year there after.

6.2 TERMINATION.

This Agreement may be terminated by either party for any reason upon one hundred twenty (120) days written notice to the A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee). Termination of this Agreement for any reason shall not affect the obligations of either party that exist as of the date of termination. Notwithstanding termination or expiration of this Agreement, Sections 6.2, 8.0, 9.0, and 10.0 shall survive said termination or expiration.

7.0 LIABILITY LIMITATION

7.1 PATENTS, COPYRIGHTS, TRADE SECRETS, OTHER PROPRIETARY RIGHTS.

A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall defend, indemnify and grant all necessary legal rights to Canadian Phytopharmaceuticals Corp. from all claims, costs, damages, judgments and attorneys' fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Products. Canadian Phytopharmaceuticals Corp. shall promptly notify A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) in writing of the initiation of any such claims.

THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

7.2 PRODUCT LIABILITY.

A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) agrees that, if

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notified promptly in writing and given sole control of the defense and all.
related settlement negotiations, it will defend Canadian Phytopharmaceuticals Corp. from any claim or action and will indemnify and grant any necessary legal rights to Canadian Phytopharmaceuticals Corp. from any loss, damage or injury, including death, which arises from any alleged defect of any Products. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall add Canadian Phytopharmaceuticals Corp. as an additional insured under A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee)'s product liability polices for any Products.

7.3 NO OTHER LIABILITY. EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL IN THEIR ESSENTIAL PURPOSE.

8.0 MISCELLANEOUS

8.1 ENTIRE AGREEMENT.

This Agreement, including all Addendums thereto, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and

* Confidential treatment has been requested by the Registrant as to certain portions of this exhibit. The omitted portions have been separately filed with the Commission. Understandings between the parties relating to such transactions. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall hold the existence and terms of this Agreement confidential, unless it obtains Canadian Phytopharmaceuticals Corp.' express written consent otherwise. In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on A E&E Health Superfranchise:--A E&E Pharma Corporation (or its nominee)'s Blanket Purchase Orders and Daily Release Orders shall be of no effect.

8.2 AMENDMENTS.

This Agreement may be amended only by written consent of both parties.

8.3 INDEPENDENT CONTRACTOR.

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Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

8.4 EXPENSES.

In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees') from the other party.

8.5 SECURITY INTEREST.

Until the purchase price and all other charges payable to Canadian Phytopharmaceuticals Corp. hereunder have been received in full. Canadian Phytopharmaceuticals Corp. hereby retains and A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) hereby grants to Canadian Phytopharmaceuticals Corp. a security interest in the Products delivered to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and any proceeds therefrom. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) agrees to promptly execute any documents requested by Canadian Phytopharmaceuticals Corp. to perfect and protect such security interest. In the event of a default by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee), Synnex may exercise any or all remedies provided under the Uniform Commercial Code or similar statutes or laws enacted in the jurisdiction within which Canadian Phytopharmaceuticals Corp. seeks to enforce its rights under this Agreement.

8.6 GOVERNING LAW.

This Agreement shall be governed by and construed under the laws of the Province of British Columbia, excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the Provincial courts of Vancouver, British Columbia.

8.7 SUCCESSORS, ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

8.8 FORCE MAJEURE.

In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire,

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casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall. give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.

ACCEPTED AND AGREED TO:

A E&E HEALTH SUPERFRANCHISE         CANADIAN PHYTOPHARMACEUTICALS
& A E&E Pharma CORPORATION          CORP.:
(OR ITS NOMINEE):


Name:  Julianna Jenny Lu            Dr. yuan-chun Ma
Date:  February 10,2004             February 1.0,2004
Title: President                    President & CEO



Address: 2300-1066 W. Hastings St.  Unit 3150-21331 Gordon Way
         Vancouver, BC, Canada      Richmond, BC V6w 1J9, Canada

Tel:     604-601-8268               604-303-7782

Fax:     604-601-8279               604-303-7726

Authorized Signatory:               Authorized Signatory:

/s/ Julianna Lu                     /s/ Yuan-chun Ma
____________________                _____________________

TO MANUFACTURING CONTRACT BETWEEN A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) AND CANADIAN PHYTOPHARMACEUTICALS CORP.

        THIS ADDENDUM WILL SUPERCEDE THE MANUFACTURING CONTRACT IN THOSE
                             AREAS WHERE SPECIFIED.

A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) shall provide

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to Canadian Phytopharmaceuticals Corp. the following:

A. * Blanket Purchase Order ("Blanket Purchase Order") for Base Configuration Units, broken down by expected monthly volume. In addition to this Blanket Purchase Order, A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) will supply a *non-binding "sub-forecast" reflecting the anticipated configuration detail by month.

B.   *

C. Daily Release Orders for the specific configurations to be shipped against the Blanket Purchase Order with all shipping information, and detail off how it will be shipped

             1. Ship to Address
             2. Freight Forwarder
             3. Unique Shipping Instructions
             4. Configuration of Items to be shipped

* All daily shipping information will be supplied by Canadian
Phytopharmaceuticals Corp. to A E&E Health Superfranchise & A E&E Pharma Corporation for tracking purposes, this includes sales order numbers, serial numbers shipped, and shipper tracking numbers. Tracking information is to be maintained by the shipping companies.

D. If A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) decides to consign any material, A E&E Health Superfranchise-.-A E&E Pharma Corporation or its nominee) will supply the same Purchase Order and Forecast information to those suppliers which they will manage.

E. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) will be allowed to reschedule orders placed by Blanket Purchase Order per the following schedule:

        Maximum Allowable         Variance From Blanket Purchase Order
        --------------------------------------------------------------
        Quantities/Shipment
        ------------------

# of days before                Allowable      Maximum        Maximum
Shipment Date                   Quantity      Reschedule     Reschedule
on Blanket Purchase Order       Increases      Quantity       Period

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* Confidential treatment has been requested by the Registrant as to certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

     Reasonable commercial efforts by Canadian Phytopharmaceuticals Corp. will be made to support any upside requirements within this schedule or outside of this schedule.

II.  Canadian Phytopharmaceuticals Corp. will provide the following services:

A. Procure all material necessary to support the * Blanket Purchase Order for Base Configuration Units, and the material needed to support the forecasted configurations. All material shall be purchased from an "Approved Vendor List" (AVL) which is supplied by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee). Should Canadian Phytopharmaceuticals Corp. need to purchase material from a source which is not on the AVL, Canadian Phytopharmaceuticals Corp. x will inform A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and seek written approval to deviate.

     1. All material is to be procured based on Blanket Purchase Orders and Daily Release Orders received from A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee). Any material which Canadian Phytopharmaceuticals Corp. deems necessary to purchase outside of Blanket Purchase Order coverage will be identified as such to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and purchased only upon approval of A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) in writing.

     2. All returned inventory by Canadian Phytopharmaceuticals Corp. shall be within a reasonable amount of time after such inventory receipt and notification of a A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) reschedule or cancellation. Canadian Phytopharmaceuticals Corp. shall keep accurate records containing such necessary information so that A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) may either contact such vendor or manufacture.

B. It shall be specified by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) in the Invoice which Freight Forwarder will be used, and all costs for freight will be paid by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) directly to the Shipper. * This avoids the need for additional E.I. transactions at the back-end of the process. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) and Canadian Phytopharmaceuticals Corp. will work together in the next phase to see whether an E.I. or other automated means that can suffice to meet the same requirements specified by A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee).

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C.   Warranty:

     If a Product comes back to Canadian Phytopharmaceuticals Corp. within the * warranty period there will be no cost to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) to repair and/or replace Product based on material or workmanship failures as set forth in Section 6.2. Return freight will be paid by Canadian Phytopharmaceuticals Corp. Canadian Phytopharmaceuticals Corp. reserves the right to accept or reject such returns as under warranty based on the condition of the system and the failure analysis of the unit. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) agrees they will not take a credit until Canadian Phytopharmaceuticals Corp. agrees that it is a warranty repair. If the product was deemed to not be a valid warranty return, A ME Health Superfranchise---A E&E Pharma Corporation (or its nominee) will reimburse Canadian Phytopharmaceuticals Corp. for the return freight.

     Outside of the * warranty period, systems will be returned by the end customer to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) for failure analysis. A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) will replace the defective component and send the defective part back to Canadian Phytopharmaceuticals Corp. to return to the supplier. Any replaced parts will be sent to A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) for restocking in their Field Return Unit (FRU) inventory. There will not be any credit taken by A.E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) for these parts unless a reciprocal credit is first given to Canadian Phytopharmaceuticals Corp. by the supplier.

D.   Penalty Clause:

     If Canadian Phytopharmaceuticals Corp. is late because of something which is within Canadian Phytopharmaceuticals Corp. control, (assuming the order was within all schedule lead-tunes) and it results in a late shipment (i.e., shipment outside the * cycle time provided below), Canadian Phytopharmaceuticals Corp. will pay the difference between the standard freight charge (for delivery to that end customer) and air freight to ship to that end customer. This will not apply to test fall outs, or design related causes, or any other causes beyond the control of Canadian Phytopharmaceuticals Corp.

E. Cycle Time & Capacity:

     The agreed to cycle time for shipment of product is * from accepted receipt of Daily Release Order for a configured product to the date that Canadian Phytopharmaceutical Corp. places the Product on its dock for shipment. Initial daily output capacity is established for *. Should an already accepted Daily Release Order configuration change, the cycle time will be reset to day one.

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     Once the process and capacity has been established, A E&E Health
     Superfranchise---A E&E Pharma Corporation (or its nominee) and Canadian Phytopharmaceuticals Corp. will set up jointly agreed to cycle time and daily capacities for various activities and standard costs associated with same. Some of these activities may include;

         Request for expedited cycle time
         Partial orders or back order situation
         Overtime requests

     These cycle times and capacity requirements will be reviewed monthly.

F.   Payment Terms:

     Canadian Phytopharmaceuticals Corp. shall invoice A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) * for all order releases shipped against the blanket purchase order since the last invoicing period. Terms shall be *.

III. Pricing:

     - Canadian Phytopharmaceuticals Corp. agrees to extend to A E&E Health Superfranchise --A E&E Pharma Corporation (or its nominee) the * quoted price structure of:

     -*

     -*

     -*

     A E&E Health Superfranchise---A E&E Pharma Corporation (or its nominee) will contract with Canadian Phytopharmaceuticals Corp. to purchase approximately * during the * time frame and will be at a run rate of *.

ACCEPTED AND AGREED TO:

A E&E HEALTH SUPERFRANCHISE  &       CANADIAN PHYTOPHARMACEUTICALS
A E&E PHARMA CORPORATION             CORP.: (OR ITS NOMINEE):

Name:  Julianna Jenny Lu             Dr. yuan-chun Ma
Title: President                     President & CEO

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Date:      February 10,2004                   February 10,2004
Address:   2300-1066 W. Hastings St.          Unit 3150-21331 Gordon Way
           Vancouver, BC, Canada              Richmond, BC V6w 1J9, Canada
Tel:       604-601-8268                       604-303-7782
Fax:       604-601-8279                       604-303-7726

           Authorized Signatory:              Authorized Signatory:
           /s/ Julianna Lu                    /s/ Yuan-chun Ma

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